Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3ASR of Eightco Holdings, Inc., of our report dated April 1, 2024, relating to the consolidated financial statements of Eightco Holdings Inc. as of December 31, 2023 and for the year ended December 31, 2023, and to the reference to us under the caption “Experts.”

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

September 10, 2025